                                                                      EXHIBIT 11

                           ALCO STANDARD CORPORATION
                      COMPUTATIONS OF EARNINGS PER SHARE
               (in thousands, except earnings (loss) per share)

                                                 1995                          1994                         1993
                                        ------------------------       -----------------------      -----------------------
                                                         Fully                        Fully                        Fully
                                        Primary       Diluted(1)       Primary      Diluted(1)      Primary      Diluted(1)
                                        -------       ----------       -------      ----------      -------      ----------
Fiscal Year Ended September 30

Average Shares Outstanding
Common shares                           110,342          110,342       105,382         105,382       93,314        93,314
Preferred stock
   Considered common equivalents                                            10              10
   Senior securities                                       9,016         2,066           2,372           96            96
Options                                   2,178            2,472                                      1,382         1,502
                                       --------         --------      --------        --------     --------      --------
   Total shares                         112,520          121,830       107,458         107,764       94,792        94,912
                                       ========         ========      ========        ========     ========      ========
Income (Loss)
Continuing operations                 $ 219,273        $ 219,273     $  70,609       $  70,609    $   7,615     $   7,615
Discontinued operations                 (16,541)         (16,541)                                    (7,515)       (7,515)
                                       --------         --------      --------        --------     --------      --------
Net Income                              202,732          202,732        70,609          70,609          100           100
Less: Preferred dividends                15,209            3,637        11,572          11,572        9,571         9,571
                                       --------         --------      --------        --------     --------      --------
Net income available to
   common shareholders                $ 187,523        $ 199,095     $  59,037       $  59,037    $  (9,471)    $  (9,471)
                                       ========         ========      ========        ========     ========      ========
Earnings (Loss) Per Share
Continuing operations                     $1.81            $1.77         $0.55           $0.55       ($0.02)       ($0.02)
Discontinued operations                   (0.14)           (0.14)                                     (0.08)        (0.08)
                                       --------         --------      --------        --------     --------      --------
                                          $1.67            $1.63         $0.55           $0.55       ($0.10)       ($0.10)
                                       ========         ========      ========        ========     ========      ========

(1) This calculation is submitted in accordance with Regulation S-K item 601 (b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

Note:  All amounts give effect of common stock split announced October 17, 1995.